Exhibit 99.1

HAWK
Corporation

Hawk Reports 7 Percent Sales Increase and Decreased Loss for 2002

CLEVELAND, Ohio – February 11, 2003 – Hawk Corporation (NYSE: HWK) announced today a net loss of $.05 per diluted share for the fourth quarter of 2002 on sales of $47.7 million. As previously disclosed , the Company incurred charges in the 2002 fourth quarter of $1.1 million ($0.7 million, net of tax), or $.08 per diluted share, for the Company’s recently completed senior note exchange transaction. Excluding these charges, the Company would have reported net income of $.03 per diluted share in the fourth quarter of 2002. In the fourth quarter of 2001, the Company reported a net loss of $.33 per diluted share.

For the full year of 2002, on sales of $197.3 million, the Company reported a net loss before cumulative effect of change in accounting principle of $.14 per diluted share compared to $.52 per diluted share for the comparable year-ago period. In 2002, the Company incurred $1.9 million ($1.2 million, net of tax), or $.14 per diluted share in connection with its senior note exchange transaction. Excluding these charges, the Company would have reported break-even results in 2002.

The Company reported that net sales in the fourth quarter of 2002 increased by 16 percent to $47.7 million from $41.0 million in the year-ago quarter. The Company’s net sales benefited from improved conditions and market share gains during the quarter in most of its end markets, including construction, agriculture, automotive, lawn and garden and to a lesser extent, aerospace. Additionally, the Company experienced increased net sales levels at its Mexican and Chinese facilities during the quarter. The net sales increase was partially offset by softness in the Company’s truck market during the quarter as truck clutch demand declined after the implementation of the government’s new engine emission standards in the third quarter of 2002. For the full year 2002, net sales were $197.3 million, a 7 percent increase from $184.4 million in the prior year’s comparable period.

Income from operations increased by $5.3 million, to $3.5 million in the fourth quarter of 2002 compared to a loss from operations of $1.8 million in the year-ago period. Contributing to the increase in operating income during the quarter were gross margin improvements due to the sales volume increases, improved absorption of fixed costs as a result of the sales increases, cost reduction initiatives and a decrease in goodwill amortization expense of $0.8 million during the quarter. Partially offsetting these improvements were continued higher than expected operating costs incurred at the Company’s Mexican facility.

Income from operations for the twelve months ended December 31, 2002 increased 172 percent, or $6.2 million, to $9.8 million from $3.6 million in the prior period. The increase is primarily attributable to the improved sales conditions in most of the markets served by the Company with the exception of aerospace, improved absorption of fixed costs as a result of the volume increases, cost reduction initiatives and a reduction in amortization expense of $3.2 million. The increase was partially offset by expenses associated with the ramp-up of the Company’s facilities in China and Mexico.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “Despite a difficult and uncertain economy, we were able to achieve revenue and margin growth compared to the year ago period. As we move into the beginning of 2003, we are seeing further improvement in most of our markets with the exception of aerospace. During the fourth quarter of 2002, we established a new banking relationship and exchanged our senior notes for new notes with an extended maturity through 2006. We are focused on further improving our balance sheet by reducing working capital usage. In 2002, we spent $11.5 million for capital expenditures to support the continued growth of our businesses.” Mr. Weinberg continued that, “We are excited with our globalization initiatives as we move into 2003. Both of our new foreign facilities have established customer bases and our volumes continue to increase with each passing month. These facilities have become an integral piece of Hawk’s strategic growth plans and our customers find them critical to their success. We continue to expand our leadership in the European friction market through our Italian facility.”

The Company completed the exchange of its senior notes and refinancing of its bank credit facilities on October 18, 2002. The exchange and refinancing of these facilities has extended the maturity of the Company’s debt until 2006. Fees and expenses of approximately $1.1 million in the fourth quarter of 2002 were incurred to complete the exchange of the senior notes. Total fees and expenses incurred in connection with the exchange offer for the full year 2002 approximated $1.9 million.

As part of the adoption of Statement of Financial Accounting Standards No. 142 (SFAS 142), the Company changed the accounting for goodwill and other indefinite-lived intangible assets from an amortization methodology to an impairment-only methodology. The Company concluded that certain of its goodwill was impaired at January 1, 2002, resulting in an after-tax charge of $17.2 million. In accordance with SFAS 142, this charge has been recorded as a cumulative effect of change in accounting principle, retroactive to January 1, 2002. The net loss as a result of the cumulative effect of change in accounting principle for the 2002 was $2.01 per diluted share. The pro forma effect of applying the non-amortization provision of SFAS 142 to the year ended December 31, 2001 would have decreased amortization expense by $3.2 million, changing the reported net loss of $4.3 million to a net loss of $1.8 million, and the reported net loss per diluted share of $.52 to a net loss per diluted share of $.23.

Segment Results
In the friction products segment, fourth quarter net sales increased 14 percent to $26.0 million from $22.9 million in the year-ago period, caused primarily by sales increases in the construction, agricultural, automotive, and to a lesser extent, increases in the aerospace market during the quarter. Globally, the Company has seen significant sales strength from its foreign operations. Net sales, in Euros, at the Company’s Italian operation were up 22 percent in the fourth quarter compared to the year-ago quarter, while net sales at its recently launched Chinese operation were up 486 percent in the fourth quarter of 2002 compared to the same year-ago period. For the full year of 2002, the increase in net sales were 14 percent and 251 percent respectively. The Company expects these improvements to continue into future periods as each of the facilities takes advantage of new sales opportunities, continued new product introductions and increased demand for the Company’s products in the these markets. Net sales for the full year ended December 31, 2002 increased 2 percent to $106.2 million from $104.1 million in the comparable prior year period as a result of sales increases to the agriculture, automotive, construction and truck markets partially offset by sales declines in the aerospace market which were down for the full year period of 2002. As expected, net sales to the aerospace market for the full year 2002 were down 16 percent compared to 2001.

Income from operations in the friction products segment during the fourth quarter of 2002 was $2.4 million, an increase of $3.0 million from a loss of $0.6 million in the comparable prior year period. The increase during the quarter was primarily the result of volume increases, cost reduction initiatives and a decrease in goodwill amortization expense of $0.3 million during the period. For the full year ended December 31, 2002, income from operations was $7.6 million, an increase of $1.2 million, or 19 percent from the prior year. The increase in operating income in 2002 is a result of volume increases, cost reduction initiatives and a decrease in goodwill amortization expense of $1.1 million partially offset by reduced sales to the aircraft market and continued support of the start up costs incurred at the Company’s Chinese facility.

In the precision components segment, net sales increased 17 percent to $15.3 million in the fourth quarter from $13.1 million in the year-ago period. The segment’s net sales increase during the quarter was due to volume increases in most of the markets served by the segment. Net sales for the full-year period ended December 31, 2002 increased 13 percent to $65.8 million from $58.3 million in the comparable year-ago period as gradually improving general economic conditions benefited this segment.

The Company’s precision components segment reported income from operations during the fourth quarter of 2002 of $2.1 million compared to break-even results during the comparable year-ago period. This increase was primarily due to margin improvement resulting from the volume increases, cost reduction initiatives and a decrease in goodwill amortization expense of $0.3 million during the period. For the full year ended December 31, 2002, income from operations was $4.1 million, an increase of $3.8 million from the comparable period of 2001. Again, the reasons for the increase in operating income is primarily attributable to margin improvement due to the volume increases, cost reduction initiatives and a decrease in goodwill amortization expense of $0.9 million during the period.

Net sales in the Company’s performance automotive segment, which consists of racing clutches and drive train components, were $2.6 million in the fourth quarter of 2002, a decrease of $0.2 million, compared to $2.8 million in the year-ago quarter. Net sales for the full year period ended December 31, 2002 decreased 3 percent to $12.6 million from $13.0 million in the comparable year-ago period. Income from operations for the full year period ended December 31, 2002 increased $0.6 million to $0.9 million from the comparable period of 2001. The increase was primarily the result of a decrease in goodwill amortization expense for the period of $0.6 million.

In the Company’s motor segment, fourth quarter 2002 net sales increased $1.6 million, or 73 percent, to $3.8 million from $2.2 million in the year-ago period. The increase was primarily the result of new business in the U.S. and Mexico. Net sales for the full year period ended December 31, 2002 increased $3.7 million, or 41 percent, to $12.7 million from $9.0 million in the comparable prior year period. Losses from operations during the fourth quarter were $0.8 million, an improvement of $0.1 million from losses of $0.9 million in the comparable quarter of 2001. The decreased loss is primarily the result of a reduction in goodwill amortization expense of $0.1 million for the quarter. The Company continued to experience operational inefficiencies leading to higher than expected operating costs at its Mexican facility in the fourth quarter. Losses from operations for the full year period ended December 31, 2002, decreased by $0.6 million, to $2.8 million from $3.4 million, as the manufacturing inefficiencies were partially offset by the volumes increases at the Mexican facility.

Business Outlook
“Despite the sales increases we achieved during 2002, our optimism for early 2003 remains guarded. Based on discussions with our customer base, we expect our revenue growth during the year will be weighted toward the second half of 2003. Additionally, we are still expecting a decline in our aerospace market for the full year of 2003 of about 15 to 20 percent compared to 2002 as a result of the continuing softness in that market. However, for the full year of 2003, with a gradually improving economy, we are anticipating our segments to provide revenue growth of approximately 10 percent,” Mr. Weinberg said.

Debt Refinancing
As previously disclosed, the Company exchanged $64.4 million of its senior debt for new senior debt and established a new $53.0 million bank credit facility on October 18, 2002. The bank credit facility provides improved borrowing availability to the Company. Both the new senior debt and the bank credit facility have maturity dates in 2006. Despite the 2006 maturity date, current pronouncements under generally accepted accounting principles that govern certain asset-based lending facilities require the Company to treat all of the outstandings under the bank credit facility as a current liability. As a result, the Company has classified the outstanding balance of $36.3 million under the bank credit facility as a current liability on its Balance Sheet as of December 31, 2002. As of December 31, 2002, the Company is in compliance with all of the covenants under the bank credit facility. Additionally, the Company had additional borrowing availability under its bank credit facility of approximately $5.5 million as of December 31, 2002.

In accordance with the terms set forth in the senior notes for the leverage ratio test for the period ended December 31, 2002, the Company will issue to the senior note holders payment in kind (PIK) interest in the amount of $0.1 million. The PIK interest will be issued in the form of new senior notes as of January 1, 2003.

At the end of the fourth quarter of 2002, shareholders’ equity was reduced by a non-cash charge of $3.9 million, related to the recognition of a minimum liability for the Company’s pension plans. This charge had no impact on the Company’s net income.

The Company is expecting to receive federal tax refunds in the amount of approximately $3.5 million in the second quarter of 2003 as a result of the utilization of tax loss carrybacks.

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment and recreational vehicles. Through its precision components group, the Company is a leading supplier of powder metal components for industrial applications, including pump, motor and transmission elements, gears, pistons and anti-lock sensor rings. The Company’s performance automotive group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. The Company’s motor group designs and manufactures die-cast aluminum rotors for fractional and subfractional electric motors used in appliances, business equipment and HVAC systems. Headquartered in Cleveland, Ohio, Hawk has approximately 1,680 employees and 16 manufacturing sites in five countries.

Forward-Looking Statements
This press release includes forward-looking statements that involve risks and uncertainties. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the ability of the Company to meet the existing terms of its credit facilities, including the numerous financial covenants and other restrictions; the effect of the Company’s debt service requirements on funds available for operations and future business opportunities and the Company’s vulnerability to adverse general economic and industry conditions and competition; the continuing impact of the decline in the aircraft market on the Company’s gross margins; the ability of the Company to use all of its manufacturing capacity because of continuing softness in the commercial and industrial end-markets served by the Company; the ability of the Company to begin generating profits from its facilities in Mexico and China and to turn a profit at the start-up operations at Hawk MIM; the effect of competition by manufacturers using new or different technologies; as the Company continues to expand internationally, the effect of changes in international laws and regulations and currency exchange rates; the ability of the Company to successfully negotiate new agreements with its unions as they come due; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; the continuity of business relationships with major customers; and the ability of the Company’s aircraft component products to meet stringent Federal Aviation Administration criteria and testing requirements. Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2001, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Tuesday, February 11, 2003 at 10:30 a.m. Eastern Time. An archive of the call will be available shortly after the end of the conference call on the Company’s web site.

Contact Information
Ronald E. Weinberg, Chairman and CEO
(216) 861-3553

Jeffrey H. Berlin, President and COO
(216) 861-3553

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,

	2002	2001	2002	2001

Net sales	$197,286	$184,388	$47,686	$40,980

Cost of sales	153,582	144,409	36,634	33,859

Gross profit	43,704	39,979	11,052	7,121

Selling, technical and administrative expenses	32,568	30,804	7,230	7,694

Restructuring costs		1,055		55

Amortization of intangibles	1,379	4,548	308	1,142

Total expenses	33,947	36,407	7,538	8,891

Income (loss) from operations	9,757	3,572	3,514	(1,770)

Interest expense	(9,754)	(9,469)	(2,745)	(2,283)

Interest income	118	233	27	75

Exchange offer costs	(1,928)		(1,110)

Other expense, net	(734)	(530)	(98)	(97)

Loss before income taxes	(2,541)	(6,194)	(412)	(4,075)

Income tax (benefit) provision	(1,496)	(1,858)	(5)	(1,293)

Net loss before cumulative effect of change in accounting principle	(1,045)	(4,336)	(407)	(2,782)

Cumulative effect of change in accounting principle, net of tax	(17,200)

Net loss	$(18,245)	$(4,336)	$(407)	$(2,782)

Basic loss per share:

Loss before cumulative effect of change in accounting principle	$(.14)	$(.52)	$(.05)	$(.33)

Cumulative effect of change in accounting principle, net of tax	(2.01)

Net loss per basic share	$(2.15)	$(.52)	$(.05)	$(.33)

Diluted loss per share:

Loss before cumulative effect of change in accounting principle	$(.14)	$(.52)	$(.05)	$(.33)

Cumulative effect of change in accounting principle, net of tax	(2.01)

Net loss per diluted share	$(2.15)	$(.52)	$(.05)	$(.33)

Other Data:

Depreciation	$10,994	$11,381	$2,585	$2,859

Amortization	$1,379	$4,548	$308	$1,142

EBITDA	$22,130	$19,501	$6,407	$2,231

HAWK CORPORATION
CONSOLIDATED BALANCE SHEET (Unaudited)
(in thousands)

	December 31,	December 31,
	2002	2001

ASSETS
Current assets
Cash and cash equivalents	$1,702	$3,084

Accounts receivable	32,761	25,773

Inventories	33,261	29,152

Deferred income taxes and other current assets	9,074	5,838

Total current assets	76,798	63,847

Property, plant and equipment, net	67,892	67,363

Goodwill	32,495	53,877

Other intangible assets	10,701	11,728

Other assets	5,982	6,253

Total assets	$193,868	$203,068

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$17,851	$13,432

Other accrued expenses	9,474	12,065

Bank facility	36,327

Current portion of long-term debt	3,103	6,862

Total current liabilities	66,755	32,359

Long-term debt	69,523	90,957

Deferred income taxes	6,233	10,978

Other	6,523	2,337

Shareholders’ equity	44,834	66,437

Total liabilities and shareholders’ equity	$193,868	$203,068

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